Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 No. 333-52648, 333-120968, 333-148339, 333-159590 and 333-171941) pertaining to the Employee Stock Based Compensation Plans of Endo Pharmaceuticals Holdings Inc. of our report dated March 8, 2010, with respect to the consolidated financial statements of HealthTronics, Inc. included in this Current Report (Form 8-K) of Endo Pharmaceuticals Holdings Inc. dated May 31, 2011.

/s/ Ernst & Young LLP

Austin, Texas

May 31, 2011